Exhibit 10.12

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of February 5, 2021, by and among CUE HEALTH INC., a Delaware corporation (“Borrower”), the financial institutions from time to time party to this Agreement (collectively, “Lenders” and individually, each a “Lender”) and EAST WEST BANK, as collateral and administrative agent for Lenders (in such capacity, “Agent”).

RECITALS

This Agreement sets forth the terms on which Lenders will advance credit to Borrower, and Borrower will repay the amounts owing to Lenders.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1          Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2          Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

1.3          Interpretation. Any references to “pro rata”, “pro rata share”, “ratably” or similar terms shall take into account the Revolving Loan Commitment Percentage of each Lender and any outstanding commitments, undrawn Letters of Credit, and reimbursement obligations related to any Letters of Credit.

2.	LOAN AND TERMS OF PAYMENT.

2.1	Credit Extensions.

(a)                Promise to Pay. Borrower promises to pay to Agent for the benefit of Lenders, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Lenders to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at the times and at the interest rates in accordance with the terms hereof.

(b)	Advances Under Revolving Line.

(i)                  Amount. Subject to and upon the terms and conditions of this Agreement, Borrower may request, and Lenders severally agree to make to Borrower, loans on a revolving credit basis (each a “Revolving Loan” and collectively the “Revolving Loans”) in an aggregate outstanding original principal amount for all Lenders at any time outstanding not to exceed the lesser of (i) the Revolving Line and (ii) such amount as Borrower would still be in compliance with the Asset Coverage Ratio set forth in Section 6.7; provided that in no event shall any Lender be obligated to make a Revolving Loan or participate in a Letter of Credit if after giving effect to such Revolving Loan or such participation the sum of such Lender’s (w) Revolving Loans outstanding, (x) Revolving Loan Commitment Percentage of the aggregate maximum amount to be drawn under all Letters of Credit outstanding and (y) Revolving Loan Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit outstanding, would exceed its Revolving Loan Commitment. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time, from time to time, without penalty or premium prior to the Revolving Maturity Date, at which time all outstanding Advances under this Section 2.1(b) together with all accrued but unpaid interest and fees thereon shall be immediately due and payable.

(ii)                Form of Request; Lender Funding of Advances. Whenever Borrower desires an Advance, Borrower will give the Agent irrevocable notice by facsimile transmission or telephone no later than 9:00 a.m., Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C and delivered by a Responsible Officer. Upon receipt of such notice, the Agent shall promptly notify each Lender thereof on the date of receipt of such notice. On the proposed borrowing date, not later than 1:00 p.m., Pacific time, each Lender shall make available to the Agent the amount of such Lender’s pro rata share of the aggregate borrowing amount (as determined in accordance with this Section 2.1(b)) in immediately available funds by wiring such amount to such account as the Agent shall specify. Agent and Lenders shall be entitled to rely on any facsimile or telephonic notice given by a person who Agent and/or Lender reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Agent and Lenders harmless for any damages or loss suffered by such Agent or Lender as a result of such reliance. Agent will credit the amount of Advances made under this Section 2.1(b) to a deposit account of the Borrower at the Agent as Borrower requests in writing; provided that such deposit account is subject to a perfected security interest in favor of the Agent for the benefit of the Lenders.

(iii)               Defaulting Lenders. If and to the extent any Lender (a “Defaulting Lender”) shall not have made its pro rata share of the Revolving Loan available to the Agent in immediately available funds as set forth in this Section 2.1(b) and the Agent in such circumstances has made available to Borrower such amount, that Lender shall, on the Business Day following the date of such Advance (the “Funding Date”), make such amount available to the Agent; provided that Agent shall be entitled to any interest applicable to such Advance for each day during such period. A notice submitted by the Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent demonstrable error. If such amount is so made available, such payment to the Agent shall constitute such Defaulting Lender’s Advance on the Funding Date of such Advance for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Funding Date, the Agent will notify Borrower of such failure to fund and, upon demand by the Agent, Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the Funding Date of such Advance, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Advance, without in any way prejudicing the rights and remedies of Borrower against such Defaulting Lender. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(c)	Letters of Credit.

(i)                  As a subfacility under the Revolving Line, the L/C Issuer agrees from time to time (subject to the terms and conditions of this Agreement) to issue or cause an Affiliate to issue commercial and standby letters of credit for the account of the Borrower (each a “Letter of Credit,” and collectively “Letters of Credit”) until thirty (30) days prior to the Revolving Maturity Date; provided, however, that the aggregate drawn and undrawn amount of all outstanding Letters of Credit (including the Existing Letters of Credit) shall not at any time exceed Twenty Million and 00/100 Dollars ($20,000,000) (the “L/C Sublimit”). For the avoidance of doubt, the L/C Sublimit shall be a part of, and not in addition to, the Revolving Line. The undrawn amount of all Letters of Credit shall be reserved under the Revolving Line and such amount shall not be available for borrowings. Borrower shall give Agent and the L/C Issuer notice prior to 10:00 a.m., Pacific time at least five (5) Business Days prior to the proposed date of issuance of each Letter of Credit, specifying the beneficiary, the proposed date of issuance and the expiry date of such Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. The issuance by the L/C Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in Section 3, be subject to the conditions precedent that such Letter of Credit shall be satisfactory to the L/C Issuer and that Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as the L/C Issuer shall have requested in its sole discretion (each, a “L/C Application”). The L/C Issuer shall deliver a copy of the L/C Application to the Agent. The form and substance of each Letter of Credit shall be subject to approval by the L/C Issuer, in its sole discretion. Each Letter of Credit shall be issued for a term, as designated by the Borrower, not to exceed three hundred and sixty-five (365) days; provided, however, that no Letter of Credit shall have an expiration date later than five (5) Business Days prior to the Revolving Maturity Date unless Borrower has posted on the date of issuance of such Letter of Credit cash collateral to an account at the L/C Issuer and in which the Borrower grants a security interest to the Agent (for the benefit of the Lenders) in an amount equal to [**] percent ([**]%) of the outstanding Letters of Credit on terms satisfactory to the Agent and the L/C Issuer in their sole discretion, in which case the expiry date of such cash collateralized Letters of Credit may be up to one (1) year later than the fifth (5th) Business Day prior to the Revolving Maturity Date. The Letters of Credit may include a provision providing that their expiry date will automatically be extended each year for an additional one (1) year period unless the L/C Issuer delivers written notice to the contrary. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by the L/C Issuer in connection with the issuance of Letters of Credit. The L/C Issuer shall deliver to the Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, the Agent shall give notice to each Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Lender’s percentage thereof.

(ii)                If the L/C Issuer shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Borrower agrees to pay to the L/C Issuer an amount equal to the amount paid by the L/C Issuer in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. Pacific time, in United States dollars, on (i) the Business Day that the Borrower received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. Pacific time or (ii) the Business Day immediately following the day that the Borrower received such notice, if such notice is received after 11:00 a.m. Pacific time.

(iii)               If the L/C Issuer shall honor a draft or other demand for payment presented or made under any Letter of Credit, but the Borrower does not reimburse the L/C Issuer as required under clause (ii) above and the Revolving Line has not been terminated (whether by maturity, acceleration or otherwise), such drawing paid under such Letter of Credit shall be deemed an Advance under the Revolving Line and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such Advances and the Agent will promptly notify the Lenders of such deemed request, and each such Lender shall make available to the Agent an amount equal to its pro rata share (based on its Revolving Loan Commitment Percentage) of the amount of such Advance; provided, however, that if Advances under the Revolving Line are not available, for any reason, at the time any drawing is paid, then the Borrower shall immediately pay to the L/C Issuer the full amount drawn, together with interest from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to Advances under the Revolving Line. In such event the Borrower agrees that the Agent, in its sole discretion, may debit any account maintained by the Borrower with the Agent for the amount of any such drawing. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such letters of credit and to the obligations and liabilities of the Borrower to the Agent, in such order of application as the Required Lenders may in their sole discretion elect. Notwithstanding anything herein to the contrary, the L/C Issuer shall have no obligation hereunder to issue any Letter of Credit the proceeds of which would be made available to any Person to fund any activity or business in any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory. In addition to the Letters of Credit issued hereunder after the Closing Date, the Existing Letters of Credit shall remain outstanding as of the date hereof, shall be deemed to have been issued pursuant hereto, and shall be considered Letters of Credit hereunder and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof including all fees in respect thereof. Notwithstanding the foregoing, (i) Borrower shall not be required to pay any additional issuance fees with respect to the issuance of the Existing Letters of Credit solely as a result of such letters of credit being converted to Letters of Credit hereunder (but the Borrower shall pay the fees set forth in Section 6.12 hereof in connection with all Letters of Credit, including the Existing Letters of Credit), and (ii) no Existing Letter of Credit may be extended or renewed.

(iv)              Upon issuance by the L/C Issuer of each Letter of Credit hereunder (and on the Closing Date with respect to each Existing Letter of Credit), each Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and related payments made by the L/C Issuer in connection with such Letter of Credit, based on its respective Revolving Loan Commitment Percentage.

(v)               Each Lender agrees to reimburse the L/C Issuer on demand, pro rata in accordance with its respective Revolving Loan Commitment Percentage, for (i) the reasonable out-of-pocket costs and expenses of the L/C Issuer to be reimbursed by the Borrower pursuant to any Letter of Credit (or related agreement), to the extent not reimbursed by the Borrower or any other Loan Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against L/C Issuer in any way relating to or arising out of this Agreement, any Letter of Credit, any documentation or any transaction relating thereto, to the extent not reimbursed by the Borrower, except to the extent that such liabilities, losses, costs or expenses were incurred by L/C Issuer as a result of L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment or by the L/C Issuer’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

2.2          Overadvances. If the aggregate principal amount of the outstanding Advances at any time exceeds the Revolving Line, Borrower shall promptly (but in any event within three (3) Business Days) after the occurrence of such event, pay to Agent for the benefit of the Lenders, in cash, the amount of such excess.

2.3	Interest Rates, Payments, and Calculations.

(a)                Interest Rate. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to three quarters of one percent (0.75%) above the Prime Rate but in no event shall the interest rate be less than four percent (4.0%).

(b)               Default Rate. All outstanding Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to [**] percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default or such lesser amount the Required Lenders elect to impose from time to time in their sole discretion.

(c)                Payments. Interest hereunder shall be due and payable in arrears on the first calendar day of each calendar month during the term hereof. Agent shall, at its option, charge such interest, all Lender Expenses, and all Periodic Payments against any of Borrower’s deposit accounts (other than deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees) or, to the extent sufficient funds are not present in Borrower’s deposit accounts, against the Revolving Line, and if charged against the Revolving Line those charges shall thereafter be deemed to be Advances and shall thereafter accrue interest at the rate then applicable hereunder. Without limiting the foregoing, any interest not paid when due shall become a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)               Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. Agent shall give Borrower prompt notice of such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4          Pro Rata Treatment and Payments. Each payment (including each prepayment) by the Borrower on account of fees, principal of and interest on the Credit Extensions shall be made pro rata according to the respective Revolving Loan Commitment Percentages then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set- off, deduction or counterclaim and shall be made prior to 12:00 noon, Pacific time, on the due date thereof to the Agent, for the account of the Lenders. The Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. Except during the continuance of an Event of Default, Agent shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Agent shall (except as otherwise directed by the Required Lenders) immediately apply any wire transfer of funds, check, or other item of payment Agent may receive to reduce Obligations (on a pro rata basis), but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Agent after 12:00 noon Pacific time shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. Whenever any payment to Agent for the benefit of the Lenders under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5          Lender Expenses and Fees. Borrower shall pay to Agent on or prior to the Closing Date, all Lender Expenses incurred through the Closing Date and invoiced to Borrower on or prior to the Closing Date, and, after the Closing Date, shall pay to Agent all Lender Expenses invoiced to Borrower, as and when they become due. Lender Expenses due on the Closing Date may be paid by way of an Advance under the Revolving Line.

2.6          Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) remain outstanding or Lenders have any obligation to make Credit Extensions under this Agreement which obligation shall terminate on the Revolving Maturity Date. Notwithstanding the foregoing, Lenders shall have the right pursuant to Section 9.1(b) to terminate their obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

2.7	Increased Costs.

(a)	If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)                subject the Agent or any Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)               impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to the Agent, increase the cost to the L/C Issuer of issuing any Letter of Credit, or increase the cost to any such Lender of purchasing or maintaining any participation in a Letter of Credit, or the Agent or such Lender of making or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by the Agent or such Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Agent or such Lender, the Borrower will pay to the Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender or the Revolving Loans or Letters of Credit made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of all Obligations (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations).

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, including a calculation of the amount in reasonable detail, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Any such certificate must be delivered within six

(6) months after the incurrence by the Lender or its holding company, as the case may be, of the amounts set forth therein (except that, if the Change in Law giving rise to such amounts is retroactive, then the six (6) month period referred to herein shall be extended to include the period of retroactive effect thereof).

3.	CONDITIONS OF LOANS.

3.1            Conditions Precedent to Initial Credit Extension. The obligation of Lenders to make the initial Credit Extension is subject to the condition precedent that Agent, and Lenders where necessary, shall have received, in form and substance satisfactory to Agent and Lenders, the following:

(a)	this Agreement;

(b)	a promissory note for each Lender that requests one;

(c)           an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement in the form of Exhibit G attached hereto;

(d)	UCC National Form Financing Statement;

(e)	intellectual property security agreements;

(f)	such landlord and bailee waivers as requested by Agent;

(g)           copies of insurance certificates evidencing the insurance coverage required under Section 6.4 hereof and the insurance endorsements required by such Section;

(h)           payment of fees and Lender Expenses then due as specified in Section 2.5;

(i)            current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(j)             current financial statements, including draft audited statements for Borrower’s fiscal year ended December 31, 2019, together with an unqualified opinion, company prepared consolidated and, if prepared by Borrower, consolidating financials, balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Agent may reasonably request;

(k)	current Compliance Certificate in accordance with Section 6.2;

(l)	a perfection certificate;

(m)          subject to Section 4.2, securities and/or deposit account control agreements with respect to any accounts permitted hereunder to be maintained outside Agent;

(n)           an Automatic Debit Authorization in the form of Exhibit H attached hereto;

(o)           Agent shall have been provided the opportunity to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral;

(p)           a payoff letter from Comerica Bank in respect of the Existing Indebtedness;

(q)           evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(r)            a fee letter between Agent and Borrower and payment of the fees specified therein; and

(s)           such other documents or certificates, and completion of such other matters, as Agent or any Lender may reasonably request, including, without limitation, any such documents or certificates required in connection with customary “know your customer” requirements, USA Patriot Act, and beneficial ownership regulations.

3.2          Conditions Precedent to all Credit Extensions. The obligation of Lenders to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           timely receipt by Lenders of the Payment/Advance Form as provided in Section 2.1;

(b)           receipt by the Agent of an executed Disbursement Letter substantially in the form of Exhibit E attached hereto;

(c)           the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Default or Event of Default shall have occurred and be continuing, or would immediately exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and those representations and warranties already subject to materiality or a Material Adverse Effect condition shall be true and correct in all respects). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(c); and

(d)           the financial covenants set forth in Section 6.7 shall be met immediately prior to and after giving effect to such borrowing.

4.	CREATION OF SECURITY INTEREST AND GUARANTY.

4.1          Grant of Security Interest. Each Loan Party grants and pledges to Agent (for the benefit of the Lenders) a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by each Loan Party of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule related to Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Each Loan Party also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, except in connection with Permitted Liens and Permitted Transfers. Notwithstanding any termination of this Agreement, Agent’s Lien (for the benefit of the Lenders) on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) are outstanding or any Lender has any obligation to make Credit Extensions under this Agreement. At the sole expense of Borrower following termination of this Agreement, Agent shall deliver such documents as Borrower shall reasonably request to evidence such termination.

4.2          Perfection of Security Interest. Each Loan Party authorizes Agent to file at any time financing statements, continuation statements, and amendments thereto that (i) describe the Collateral as all assets of such Loan Party of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party, if applicable. Any such financing statements may be filed by Agent at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Each Loan Party shall from time to time endorse and deliver to Agent, at the request of Agent, all Negotiable Collateral and other documents that Agent may reasonably request, in form reasonably satisfactory to Agent, to perfect and continue perfection of Agent’s security interests (for the benefit of the Lenders) in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. The Loan Parties shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Agent chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral with a value in excess of [**] Dollars ($[**]) is in possession of a third party or bailee, the applicable Loan Party shall take such steps as Agent reasonably requests for Agent to obtain an acknowledgment, in form and substance reasonably satisfactory to Agent, of the bailee that the bailee holds such Collateral for the benefit of Agent. Where Collateral with a value in excess of [**] Dollars ($[**]) is located at a property which is not owned by a Loan Party, the applicable Loan Party shall take such steps as Agent reasonably requests for Agent to obtain an agreement, in form and substance reasonably satisfactory to Agent, from the owner and/or mortgagee of such property that it agrees to, among other things, waive or subordinate any Lien it may have on the Collateral, and agrees to permit the Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral. The applicable Loan Party shall cause Agent obtain “control” of any Collateral consisting of investment property, securities accounts or deposit accounts (other than Excluded Accounts) (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Agent.

4.3          Right to Inspect. Agent (through any of its officers, employees, or agents) shall have the right, upon reasonable prior written notice, from time to time at reasonable times during Loan Parties’ usual business hours to inspect each Loan Party’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify such Loan Party’s financial condition or the amount, condition of, or any other matter relating to, the Collateral (the “Inspection”). For the avoidance of doubt, Lenders shall be entitled to accompany Agent on any Inspection. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, the Loan Parties’ shall only be obligated to reimburse Agent for [**] in each calendar year.

4.4	Collection Account.

(a)           On or prior to the Closing Date, the Borrower shall establish a deposit account maintained with the Agent (the “Collection Account”). Promptly after the Closing Date, the Borrower shall cause each Loan Party to (a) instruct all payments with respect to Accounts due to such Loan Party to be made directly to the Collection Account and (b) use commercially reasonable efforts to cause all such payments to be made by the relevant Account debtors directly to the Collection Account (and if any such payments are received other than through a direct payment to the Collection Account, Borrower shall cause such payment to be transferred to the Collection Account within two (2) Business Days of receipt) and while in Borrower’s possession such payments shall be held by Borrower in trust for Agent as Agent’s trustee, and Borrower shall deliver such payments to Agent in their original form as received, with proper endorsements for deposit.

(b)           All items or amounts remitted to the Collection Account or that Agent (or after an Event of Default, Required Lenders) has otherwise received shall be applied to the payment of the Obligations on a daily basis (or such lesser frequency, but not less than [**] times per month, as determined by Agent in consultation with Borrower), whether then due or not, in the order set forth in Section 12.11 and no amounts shall be swept to other accounts unless the Required Lenders agree in writing to such a sweep in their sole discretion. Any amount remaining in the Collection Account after payment in full of the Obligations, so long as no Event of Default exists, shall be transferred by Agent from the Collection Account to Borrower’s primary operating account maintained with Agent. Except to the extent (but only to the extent) caused by the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, Agent shall not be liable for any loss or damage which Borrower may suffer as a result of Agent’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies under this Agreement. Borrower shall indemnify and hold Agent and Lenders harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, reasonable documented out-of-pocket attorney’s fees and including claims, damages, fines, expenses, liabilities or causes of action of whatever kind resulting from Agent’s own negligence except to the extent (but only to the extent) caused by Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

4.5	Guaranty.

(a)           Unconditional Guaranty of Payment. In consideration of the foregoing, each Guarantor from time to time party hereto hereby irrevocably, absolutely and unconditionally guarantees to Agent and Lenders the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all Obligations. Guarantor agrees that it shall execute such other documents or agreements and take such action as Agent or the Required Lenders shall reasonably request to effect the purposes of its guaranty. If there is more than one Guarantor hereunder, such Guarantors shall be jointly and severally obligated for such guarantees provided for herein.

(b)           Separate Obligations. These obligations are independent of Borrower’s obligations and separate actions may be brought against Guarantor (whether action is brought against Borrower or whether Borrower is joined in the action).

5.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1          Due Organization and Qualification. Each Loan Party and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2          Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within such Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Loan Party’s organizational documents, nor will they constitute an event of default under any material agreement by which any Loan Party is bound. No Loan Party is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3           Collateral. The Loan Parties have rights in or the power to transfer the Collateral, and their title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except, in each case, for Permitted Liens. Except as disclosed in writing by Borrower to Agent from time to time, all tangible Collateral in excess of [**] Dollars ($[**]) is located solely in the Collateral State. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Except as disclosed in writing to Agent, Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Eligible Account. No licenses or agreements giving rise to such Eligible Accounts is with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

5.4          Name; Location of Chief Executive Office. Except as disclosed in the Schedule, during the last five (5) years prior to the Closing Date, no Loan Party has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of each Loan Party is located in the Chief Executive Office State at the address indicated in Section 10 hereof or such other location as Borrower has notified Agent of pursuant to Section 7.2.

5.5          Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against any Loan Party or any Subsidiary before any court, administrative agency, or arbitrator in which an adverse decision could reasonably be expected to have a Material Adverse Effect.

5.6          No Material Adverse Change in Financial Statements. All consolidated and, if applicable, consolidating financial statements related to the Loan Parties that are delivered by Borrower to Agent fairly present, in all material respects, such Loan Party’s consolidated and, if applicable, consolidating financial condition as of the date thereof and such Loan Party’s consolidated and, if applicable, consolidating results of operations for the period then ended (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year- end audit adjustments). There has not occurred a Material Adverse Effect since December 31, 2019.

5.7          Solvency, Payment of Debts. The Borrower is and the Loan Parties, taken as a whole on a consolidated basis, are able to pay its debts (including trade debts) as they mature in the ordinary course of business; the value of the balance sheet sets of the Borrower’s and the Loan Parties’, taken as a whole on a consolidated basis (minus disposition costs) exceeds the fair value of its liabilities; and the Borrower is not and the Loan Parties, taken as a whole on a consolidated basis, are not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.8          Compliance with Laws and Regulations. The Loan Parties and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from any Loan Party’s failure to comply with ERISA that is reasonably likely to result in incurring any liability that could reasonably be expected to have a Material Adverse Effect. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Loan Party is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Loan Party has complied in all material respects with all the applicable provisions of the Federal Fair Labor Standards Act. Each Loan Party is in compliance with all applicable Environmental Laws, regulations and ordinances except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. No Loan Party has violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary have filed or caused to be filed all tax returns required to be filed by such Loan Party or such Subsidiary, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect or result in any Lien which is not a Permitted Lien.

5.9          Subsidiaries. No Loan Party owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.10        Government Consents. Each Loan Party and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Person’s business as currently conducted.

5.11        Inbound Licenses. Except as disclosed on the Schedule , no Loan Party is a party to, nor is bound by, any inbound license, the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, that prohibits such Loan Party from granting a security interest in such Loan Party’s interest in such license or any other property (other than commercial off-the- shelf software).

5.12        Full Disclosure. No representation, warranty or other statement made by any Loan Party in connection with the Loan Documents or the transactions contemplated thereby in any certificate or signed written statement furnished to Agent by any Loan Party taken together with all such certificates and written statements furnished to Agent by any Loan Party contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances under which they are made.

6.	AFFIRMATIVE COVENANTS.

Each Loan Party covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement), and for so long as Lenders may have any commitment to make a Credit Extension hereunder, they shall do all of the following:

6.1          Good Standing and Government Compliance. Each Loan Party shall maintain its organizational existence and good standing in its state of incorporation or formation, and shall cause each of its Subsidiaries to maintain its organizational existence and good standing in its state of incorporation or formation, as applicable, and each shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Agent the organizational identification number issued to such Loan Party by the authorities of the jurisdiction in which it is organized, if applicable. Each Loan Party shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Loan Party shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall comply in all material respects, and shall cause each Subsidiary to comply, with all material statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, in each case, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2          Financial Statements, Reports, Certificates. Borrower shall deliver to Agent: (i) as soon as available, but in any event within twenty-five (25) days after the end of each calendar month (which shall be extended to thirty (30) days for deliveries to be made in the first two months following the Closing Date), a company prepared consolidated and, if prepared by the Borrower, consolidating balance sheet and income statement covering the Loan Parties’ operations during such period, in a form reasonably acceptable to Agent and certified by a Responsible Officer; (ii) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, company prepared consolidated and, if prepared by the Borrower, consolidating financial statements of Borrower and its consolidated Subsidiaries prepared in accordance with GAAP, consistently applied, and audited by a certified public accountant, which, following a SPAC Business Combination may be satisfied by audited financial statements of a parent company of Borrower; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by any Loan Party to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof by any Loan Party, a report of any legal actions pending or threatened in writing against any Loan Party or any Subsidiary that could reasonably be expected to result in damages or costs to any Loan Party or any Subsidiary of [**] Dollars ($[**]) or more; (v) promptly upon receipt by any Loan Party, each management letter prepared by such Loan Party’s independent certified public accounting firm regarding such Loan Party’s management control systems; (vi) as soon as available, but in any event within sixty (60) days after the end of Borrower’s fiscal year, Borrower’s financial and business projections and budget for the immediately following year, with evidence of approval thereof by Borrower’s board of directors; and (vii) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Agent may reasonably request from time to time.

(a)           Not later than twenty-five (25) days after the last day of each calendar month (which shall be extended to thirty (30) days for any such deliveries to be made within the first two months following the Closing Date), the Borrower shall deliver to Agent, in a form reasonably acceptable to Agent, (i) reconciliations of all of the Loan Parties’ Accounts as shown on the report for the immediately preceding month to Loan Parties’ accounts receivable agings, to Loan Parties’ general ledger and to Loan Parties’ most recent financial statements, (ii) a detailed aged trial balance of all Accounts as of the end of the preceding fiscal month, specifying each Account’s debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request, (iii) accounts payable agings, and (iv) accounts receivable agings.

(b)           In connection with the deliveries under Sections 6.2(i) and (ii) above, Borrower shall deliver to Agent a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto, which shall include agings of Borrower’s accounts receivable and accounts payable.

(c)           Promptly upon, but in any event within three (3) Business Days of becoming aware of the occurrence or existence of an Event of Default hereunder, Borrower shall deliver to Agent a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which the Loan Parties have taken or proposes to take with respect thereto.

Borrower may deliver to Agent on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Agent shall be entitled to rely on the information contained in the electronic files, provided that Agent in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Agent by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3              Taxes. Each Loan Party shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local Taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Agent, on demand, proof reasonably satisfactory to Agent indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower and such non-payment does not result in a Lien which is not a Permitted Lien.

6.4	Insurance.

(a)           The Loan Parties, at their expense, shall keep the Collateral insured against such hazards and risks, and in such amounts, as customarily insured against by other owners in similar businesses conducted in the locations where each Loan Party’s business is conducted on the date hereof. The Loan Parties shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to the Loan Parties’ business.

(b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Agent. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Agent, showing Agent as lender’s loss payee, and all liability insurance policies shall show Agent as an additional insured and all such policies shall specify that the insurer must give at least thirty (30) days’ notice to Agent before canceling its policy for any reason (or ten (10) days’ notice in the event of cancellation for nonpayment). All policies of insurance shall be addressed to Agent as follows: East West Bank as Agent for the Lenders, its Successors and / or Assigns, P.O. Box 60021, City of Industry, CA 91716, Attention: Cue Health Inc. Account Manager. Upon Agent’s reasonable request, Borrower shall deliver to Agent certified copies of the policies of insurance and evidence of all premium payments. All proceeds payable under any such policy shall, unless Agent otherwise consents, be payable to Agent to be applied on account of the Obligations. Notwithstanding the foregoing sentence, if no Event of Default has occurred and is continuing, proceeds payable under any insurance policy will, at Borrower’s option, be payable to Borrower to repair or replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Agent has been granted a first priority security interest (subject to Permitted Liens); provided further, however, that the aggregate amount of all such proceeds paid directly to Borrower pursuant to this Section shall not exceed [**] Dollars ($[**]) per fiscal year.

6.5          Accounts. Each Loan Party shall maintain all of its primary depository and operating accounts with Agent and its primary investment accounts with Lender or Lenders’ Affiliates (covered by reasonably satisfactory control agreements). All accounts, other than Excluded Accounts, shall be subject to control agreements in form and content reasonably acceptable to Agent.

6.6	Reserved.

6.7	Financial Covenants.

(a)           Asset Coverage Ratio. At all times, Borrower shall have a minimum asset coverage ratio of not less than 1.25 to 1.00 measured as (i) the sum of cash maintained in deposit accounts with Agent not subject to any Lien other than the Liens in favor Agent plus fifty percent (50%) of Eligible Accounts as Required Lenders determine are eligible, to (ii) all Obligations outstanding hereunder.

(b)           Minimum Remaining Months Liquidity. As measured on the last day of each calendar month, Borrower shall maintain a minimum of six (6) months remaining liquidity measured as (i) cash maintained in deposit accounts with Agent not subject to any Lien other than the Liens in favor Agent, divided by (ii) the average of, for the last three (3) calendar months, net income (inclusive of grants received but not yet recognized per GAAP, if applicable and approved by Lenders, to be subtracted once recognized as income per GAAP), plus, to the extent deducted in determining net income, depreciation expense, amortization expense, and less unfunded capital expenditures, all for the Borrower and all as determined in accordance with GAAP.

(c)           Minimum Liquidity. At all times, Borrower shall have a minimum liquidity measured as cash maintained in deposit accounts with Agent not subject to any Lien other than the Liens in favor Agent, of at least $80,000,000.00.

6.8	Registration of Intellectual Property Rights.

(a)           Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b)           Borrower shall promptly, but in any event within thirty (30) days after filing, give Agent written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c)           Borrower shall (i) promptly, but in any event within thirty (30) days after filing, give Agent written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) promptly, but in any event within thirty (30) days after filing, execute such documents as Agent may reasonably request for Agent to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii)     upon the request of Agent, either deliver to Agent or file such documents promptly, but in any event within thirty (30) days after filing any such applications or registrations with the United States Copyright Office; (iv) promptly, but in any event within thirty (30) days after filing, provide Agent with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Agent to be filed for Agent to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d)          Borrower shall execute and deliver such additional instruments and documents from time to time as Agent shall reasonably request to perfect and maintain the perfection and priority of Agent’s security interest in the Intellectual Property Collateral.

(e)           Borrower shall use commercially reasonably efforts to (i) protect, defend and maintain the validity and enforceability of Borrower’s trademarks, patents, copyrights, and trade secrets, (ii) detect infringements of the copyrights, trademarks and patents and promptly advise Agent in writing of material infringements detected and (iii) not allow any material copyrights, trademarks and patents to be abandoned, forfeited or dedicated to the public without the written consent of Agent, which shall not be unreasonably withheld.

(f)            Agent may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.8. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, the Loan Parties’ shall only be obligated to reimburse Agent for one (1) such Intellectual Property Collateral audit in each calendar year. Agent shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.8 to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Agent for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

6.9          Consent of Inbound Licensors. Prior to entering into or becoming bound by any inbound license or agreement (other than over-the-counter software that is commercially available to the public), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, Borrower shall: (a) provide written notice to Agent of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (b) in good faith take such actions as Agent may reasonably request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Agent (on behalf of the Lenders) to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s and Lenders’ rights and remedies under this Agreement and the other Loan Documents.

6.10        Creation/Acquisition of Subsidiaries and Other Equity Interests. With respect to each Formed Subsidiary or Acquired Subsidiary, such Loan Party and such Subsidiary, as applicable, shall promptly notify Agent of the creation or acquisition of such new Subsidiary or other equity interests and take all such action as may be reasonably required by Agent to cause each such domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit B hereto), and such Loan Party shall grant and pledge to Agent a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary or other equity interest acquired (whether foreign or domestic, but subject to the limitations in the definition of Collateral), deliver any and all certificates or other evidence of ownership of such Subsidiary or other equity interest acquired, together with stock or unit powers executed in blank, and take any other action in furtherance of the foregoing reasonably requested by Agent. For the avoidance of doubt, no direct or indirect parent company of the Borrower or any equity holder in the Borrower after giving effect to any SPAC Business Combination shall be required to guaranty the Obligations or pledge assets securing repayment of the Obligations.

6.11         Use of Proceeds. The proceeds of the Advances under the Revolving Line shall, unless otherwise consented to in writing by Agent, be used solely for (A) payment of interest, legal fees and Lender fees, (B) working capital needs and general corporate purposes of the Borrower (including, without limitation, costs, expense or other payables related to or required in connection with a SPAC Business Combination) and (C) paying off the Existing Indebtedness on the date hereof.

6.12	Fees.

(a)           Borrower shall pay to Agent for the ratable benefit of each Lender having a commitment hereunder (i) an unused availability fee equal to one-quarter of one percent (0.25%) per annum of the daily unused portion of the Revolving Line which shall be calculated by subtracting the amount outstanding hereunder from the Revolving Line, which fee shall be payable quarterly in arrears on the last day of each calendar quarter, commencing with the quarter ending March 31, 2021 and (ii) a commitment fee equal to one-quarter of one percent (0.25%) of the commitment hereunder, which fee shall be due and payable on the date hereof.

(b)           The Borrower shall pay (i) to Agent for distribution to the Lenders in accordance with their Revolving Loan Commitment Percentages, a non-refundable fee equal to [**] percentage points ([**]%) per annum of the outstanding undrawn amount of each standby Letter of Credit (including, for the avoidance of doubt, the Existing Letters of Credit), payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated, and (ii) to Agent, for distribution to the L/C Issuer of the applicable Letter of Credit, such L/C Issuer’s standard fees in connection with each commercial Letter of Credit, which fees shall be non-refundable under all circumstances.

(c)           If Borrower terminates or permanently reduces the commitment, in whole or in part at any time before the Revolving Maturity Date, Borrower shall pay to Agent for the ratable benefit of each Lender having a commitment hereunder a prepayment fee equal to the amount by which the commitment is permanently reduced, or the outstanding commitment if terminated in full, times one percent (1.00%). The prepayment fee described in this Section is deemed fully earned and non-refundable as of the Closing Date and due and payable on the date of such termination or permanent reduction. Notwithstanding the foregoing, in the event that the Borrower, Agent and Lenders are not able to agree to a mutually acceptable amendment to permit a SPAC Business Combination pursuant to Section 12.10 hereof within one hundred twenty (120) days of the Closing Date, the Borrower shall be permitted to prepay any amounts outstanding hereunder and terminate the Commitment in full with no prepayment fee. All reductions in commitments pursuant to this paragraph shall be pro rata among the Lenders.

6.13        Further Assurances. At any time, and from time to time, the Loan Parties shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent and Lenders to effect the purposes of this Agreement.

6.14        Post-Closing Obligations. The Loan Parties shall complete each of the post- closing obligations and/or deliver to Agent each of the documents, instruments, agreements and information listed on the Post-Closing Obligations Schedule attached hereto as Exhibit F, on or before the date set forth for each such item thereon (as may be extended by the Agent in writing in its sole discretion), each of which shall be completed or provided in form and substance reasonably satisfactory to Agent and Lenders.

7.	NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) are paid in full or for so long as any Lender may have any commitment to make any Credit Extensions, each Loan Party will not do any of the following without Required Lenders’ prior written consent:

7.1          Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.5 of the Agreement, move cash balances on deposit with Agent to accounts opened at another financial institution, other than Permitted Transfers.

7.2          Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without ten (10) days prior written notification to Agent; replace its chief executive officer or chief financial officer without providing written notification to Agent as soon as possible and in any event within ten (10) Business Days; engage in any business, or permit any of its Subsidiaries to engage in any business, other than reasonably related, ancillary, complementary or incidental businesses to the businesses currently engaged in by Borrower or a natural extension thereof; change its fiscal year end; have a Change in Control.

7.3          Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into Borrower, or a Subsidiary into another Subsidiary), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except (i) where such transactions constitute a Permitted Investment, (ii) no Event of Default has occurred, is continuing or would immediately exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) in any transaction involving Borrower, Borrower is the surviving entity.

7.4          Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on a Loan Party an obligation to prepay any Indebtedness, except Indebtedness to Lenders.

7.5          Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property (including any equity interests owned by it), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, in each case, except for Permitted Liens, or covenant to any other Person that in the future it will refrain from creating, incurring, assuming or allowing any Lien with respect to any property.

7.6          Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of existing or former employees, officers and directors (their spouses, trusts, heirs and estates) pursuant to stock repurchase agreements in an amount not to exceed [**] Dollars ($[**]) in the aggregate per fiscal year as long as an Event of Default does not exist prior to such repurchase or would not immediately exist after giving effect to such repurchase, (ii) declare and make dividend payments or other distributions payable in stock or other equity interests, (iii) pay dividends or distributions in an aggregate amount equal to [**]% of the net cash proceeds of any sale of new common equity by the Borrower; and (iv) pay other dividends or distributions in an aggregate amount not to exceed $[**] per calendar year, provided that (A) no Event of Default shall exist before or after giving effect thereto, and (B) Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.7 hereof prior to and after giving effect to such dividends or distributions.

7.7          Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments and then so long as the Borrower is in compliance with Section 6.5 and 6.7 hereof prior to and upon giving effect to such investment, or maintain or invest any of its investment property with a Person other than a Lender or a Lender’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Agent on behalf of Lenders or Lenders otherwise have a perfected security interest in such property, in form and substance reasonably satisfactory to Agent, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to a Loan Party (other than restrictions existing under the Loan Documents). Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

7.8          Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate except for transactions that are in the ordinary course of business, upon fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9          Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend, terminate or release any provision of any document evidencing such Subordinated Debt, except with Required Lenders’ prior written consent and except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Agent and Lenders’ rights contained in any documentation, or in any way that is more restrictive on any Loan Party, relating to the Subordinated Debt, and each of the foregoing, except as noted above, without Agent’s prior written consent.

7.10        No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1	Payment Default. If Borrower fails to pay any of the Obligations when due.

8.2	Covenant Default.

(a)           If Borrower or Guarantor fails to perform any obligation under Sections 6.2, 6.3, 6.4, 6.5, or 6.7 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)           If any Loan Party fails or neglects to perform or observe any other term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within [**] after the earlier of the date Borrower receives notice thereof or any officer of any Loan Party becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the [**] period or cannot after diligent attempts by Borrower be cured within such [**] period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed [**]) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but the Lenders shall not be required to make any Credit Extensions (and shall be permitted in their sole discretion to decline to make any Credit Extension) unless and until such default is cured.

8.3          Material Adverse Change. If there occurs any circumstance or circumstances that results in a Material Adverse Effect as determined by Agent or Required Lender in their reasonable credit judgment.

8.4          Defective Perfection. If Agent shall receive at any time following the Closing Date an SOS Report indicating that Agent’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report other than as a result of Agent’s failure to file or maintain its Lien or Liens securing Permitted Indebtedness that is allowed to be prior to Agent’s security interest.

8.5          Attachment. If any material portion of any Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Loan Party’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of any Loan Party’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after such Loan Party receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Loan Party (provided that no Credit Extensions will be made during such cure period).

8.6          Insolvency. If the Loan Parties, taken as a whole on a consolidated basis, become insolvent, or if an Insolvency Proceeding is commenced by any Loan Party, or if an Insolvency Proceeding is commenced against any Loan Party and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding).

8.7          Other Agreements. (a) If there is a payment or bankruptcy default by any Loan Party in any agreement to which any Loan Party, as applicable, is a party with a third party or parties which either (i) is a material contract, or (ii) related to Indebtedness in an amount in excess of [**] Dollars ($[**]), or (b) there exists a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness of a Loan Party in an amount in excess of [**] Dollars ($[**]).

8.8          Subordinated Debt. If any Loan Party makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Agent or otherwise permitted by this Agreement.

8.9          Judgments. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least [**] Dollars ($[**]) (not covered by independent third-party insurance as to which liability has been accepted in writing by such insurance carrier) shall be rendered against any Loan Party or any Subsidiary and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that the Lenders shall not be required to make any Credit Extensions (and shall be permitted in their sole discretion to decline to make any Credit Extension) prior to the discharge, stay, or bonding of such judgment, order, or decree).

8.10        Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Agent by any Responsible Officer pursuant to this Agreement or to induce Lenders to enter into this Agreement or any other Loan Document.

8.11        Guaranty. If any guaranty of all or a portion of the Obligations including, without limitation, the guaranty provided in Section 4.5 hereof (each, a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”) and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within any applicable cure periods, or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Agent in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor.

8.12        Invalidity of Loan Documents. If any Loan Document, including for the avoidance of doubt, and subordination agreement with respect to any Subordinated Debt, ceases for any reason to be in full force and effect, or any party thereto contests in any manner the validity or enforceability of any Loan Document or any Lien granted pursuant thereto, denies that it has any or further liability or obligation thereunder, or purports to revoke, terminate or rescind any Loan Document.

8.13        Emergency Use Authorization. Borrower shall fail to have in place its emergency use authorization from the U.S. Food & Drug Administrative as in effect on the Closing Date.

8.14	Change in Control. A Change in Control shall occur.

9.	LENDERS’ RIGHTS AND REMEDIES.

9.1          Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and at the direction Required Lenders, shall, at their election, without notice of their election and without demand, do any one or more of the following, all of which are authorized by the Loan Parties:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6 (Insolvency), all Obligations shall become immediately due and payable without any action by Agent or Lenders);

(b)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lenders;

(c)           Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Agent reasonably considers advisable;

(d)           Make such payments and do such acts as Agent or Required Lenders consider necessary or reasonable to protect the Agent’s security interest (for the benefit of the Lenders) in the Collateral. The Loan Parties agree to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate in a location reasonably convenient to Agent. The Loan Parties authorize Agent to peaceably enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of the Loan Parties’ owned premises, such Loan Party hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)           Set-off and apply to the Obligations any and all (i) balances and deposits of any Loan Party held by Agent or any Lender, and (ii) Indebtedness at any time owing to or for the credit or the account of any Loan Party held by Agent or any Lender;

(f)            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent, on behalf of Lenders, is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use solely following the occurrence and during the continuance of an Event of Default, without charge, any Loan Party’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, any Loan Party’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit;

(g)           Except as otherwise provided in the Code, upon at least ten (10) days prior written notice, sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Loan Party’s premises) as are commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Agent deems appropriate. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Agent, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrower shall be credited with the proceeds of such sale;

(h)           Agent and/or any Lender may credit bid and purchase at any public sale;

(i)            Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of any Loan Party or any other Person liable for any of the Obligations; and

(j)            Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Agent and Lenders may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2          Power of Attorney. Each Loan Party hereby irrevocably appoints Agent (and any of Agent’s designated officers, or employees) as its true and lawful attorney to: (a) in consultation with Borrower, send requests for verification of Accounts or notify account debtors of Agent’s security interest in the Accounts; (b) endorse such Loan Party’s, as applicable, name on any checks or other forms of payment or security that may come into Agent’s possession;

(a)   sign such Loan Party’s name, as applicable, on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to any Loan Party’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of any Loan Party; provided Agent may exercise such power of attorney to sign the name of any Loan Party, as applicable, on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Agent as each Loan Party’s attorney in fact, and each and every one of Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) have been fully repaid and performed and Agent’s and each Lender’s obligation to provide Advances hereunder is terminated.

9.3          Accounts Collection. In consultation with Borrower, Agent may notify any Person owing funds to any Loan Party of Agent’s security interest in such funds and verify the amount of such Account and direct that any payments with respect thereto be deposited directly into the Collection Account, if and to the extent not already so deposited pursuant to the instructions provided by the Borrower in accordance with Section 4.4. Borrower shall collect all amounts owing to Borrower for Agent, receive in trust all payments as Agent’s trustee, and immediately deliver such payments to Agent in their original form as received from the account debtor, with proper endorsements for deposit.

9.4          Lender Expenses. If any Loan Party fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Agent may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Agent deems necessary to protect Lenders from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.4 of this Agreement, and take any action with respect to such policies as Agent reasonably deems prudent. Any amounts so paid or deposited by Agent shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Agent shall not constitute an agreement by Agent to make similar payments in the future or a waiver of any Event of Default under this Agreement.

9.5          Liability for Collateral. Neither Agent nor any Lender has any obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by the Loan Parties, absent gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment on the part of the Agent.

9.6          No Obligation to Pursue Others. Neither Agent nor any Lender has any obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Agent may release, modify or waive any Collateral provided by any other Person to secure any of the Obligations, all without affecting Agent’s or Lenders’ rights against any Loan Party. Each Loan Party waives any right it may have to require Agent or any Lender to pursue any other Person for any of the Obligations.

9.7          Remedies Cumulative. Agent’s and Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Agent and Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Agent of one right or remedy shall be deemed an election, and no waiver by Agent of any Event of Default shall be deemed a continuing waiver. No delay by Agent shall constitute a waiver, election, or acquiescence by it. No waiver by Agent shall be effective unless made in a written document signed on behalf of Agent and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Loan Party expressly agrees that this Section 9.7 may not be waived or modified by Agent by course of performance, conduct, estoppel or otherwise.

9.8          Demand; Protest. Except as otherwise provided in this Agreement, each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first- class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by electronic mail to any Loan Party or to Agent, as the case may be, at its addresses set forth below:

If to any Loan Party:	Cue Health Inc.

4980 Carroll Canyon Rd., Suite 100

San Diego, CA 92121

Attn: Ayub Khattak, Chief Executive Officer

Email: [**]

If to Agent:	East West Bank

  9378 Wilshire Blvd., Suite 100

  Beverly Hills, CA 90212

  Attn: Maytal Shainberg

  Email: [**]

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.              CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

California law governs the Loan Documents without regard to principles of conflicts of law. The Loan Parties, Agent and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in Los Angeles County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent and/or Lenders. Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Loan Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

IF AND ONLY TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE LOAN PARTIES, AGENT AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IF PERMITTED BY APPLICABLE LAW, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, who is a former or retired judge of any California Federal or State Court, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Either party shall have the right to object to the decision of the private judge and to appeal as provided for in the California Code of Civil Procedure. Nothing in this paragraph shall limit the right of any party at any time to exercise self- help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.	GENERAL PROVISIONS.

12.1	Successors and Assigns.

(a)           This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without the prior written consent of the Agent and each Lender, which each such consent may be granted or withheld in the Agent’s or such Lender’s sole discretion, as applicable. Subject to the restrictions set forth in clause (b) below, each Lender shall have the right to sell, transfer, assign negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights and benefits hereunder.

(b)           No Lender may assign any or all of its interests hereunder to (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (ii) any Defaulting Lender, (iii) a natural person or an investment vehicle or trust for the benefit of a natural person. All assignments by a Lender shall be subject to the following consents:

(i)                  unless an Event of Default has occurred, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Revolving Loan;

(ii)                the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(iii)               the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed).

(c)                Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.2         Indemnification. Borrower shall defend, indemnify and hold harmless Lenders and their respective officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by any Lender, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Lenders and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except, in each case, for obligations, demands, claims, liabilities, losses and expenses caused by Agent and or Lenders’ gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

12.3         Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4         Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5         Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties so long as Agent provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction.

12.6         Amendments in Writing, Integration. All amendments, modifications, waivers and consents to or terminations of this Agreement or the other Loan Documents, must be in writing signed by the Loan Parties and the Required Lenders, and such additional Lenders as set forth below. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

(a)           Lender Consent. Notwithstanding the foregoing, no amendment, modification, waiver or consent shall:

(i)                 extend or increase any commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 3 or the waiver of any Default shall not constitute an extension or increase of any commitment of any Lender);

(ii)                reduce or forgive the principal of, or rate of interest specified herein on, any Advance or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend the default rate set forth in Section 2.3(b) or to waive the obligation of the Borrower to pay interest at such default rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Advance or other Obligation or to reduce any fee payable hereunder);

(iii)               postpone any date scheduled for any payment of principal of, or interest on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv)              change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(v)                affect the rights or duties hereunder or under any other Loan Document of the Agent, unless in writing executed by the Agent, in each case in addition to the Borrower and the Lenders required above; or

(vi)              change or amend Section 12.11, Section 12.12 or any other provision of this Agreement providing for pro rata treatment of Lenders, in each case, without the written consent of each Lender;

(vii)              release any Guarantor from its obligation under its guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender;

(viii)            release all or substantially all of the Collateral (except as otherwise expressly permitted herein or in the other Loan Documents) without the written consent of each Lender;

(ix)              subordinate the Obligations or the Liens granted under the Loan Documents, to any other Indebtedness or Liens, without the written consent of each Lender;

(x)                amend, modify, terminate or waive any obligation of the Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.1 without the written consent of the Agent and each L/C Issuer;

(xi)              change any component of the definition of Eligible Accounts to increase eligibility thereunder without the consent of Required Lenders, and each Lender as of the Closing Date (which, for the avoidance of doubt, is East West Bank, Comerica Bank, and Silicon Valley Bank); or

(xii)             change or amend Section 6.7(b) without the written consent of Required Lenders, and each Lender as of the Closing Date (which, for the avoidance of doubt, is East West Bank, Comerica Bank, and Silicon Valley Bank).

(b)           In addition, notwithstanding anything in this Section to the contrary, if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Agent within five (5) Business Days following receipt of notice thereof.

(c)           Replacement of Lenders. If any Lender is a Non-Consenting Lender, then the Agent may upon notice to such Lender, require such Lender to assign and delegate, without recourse, all of its interests, rights (other than its existing rights to payments) and obligations under this Agreement and the related Loan Documents to an assignee permitted hereunder that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                  such Non-Consenting Lender shall have received, as applicable, payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee or the Borrower, as applicable; and

(ii)                the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Agent to require such assignment and delegation cease to apply.

12.7	Counterparts; Integration; Effectiveness; Electronic Execution.

(a)           This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent \constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)          Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent to accept electronic signatures in any form or format without its prior written consent.

12.8        Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnification and reimbursement obligations and other obligations which, by their terms, survive termination of this Agreement) remain outstanding or Lenders have any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lenders have run.

12.9         Confidentiality. In handling any confidential information, Agent and Lenders and all employees and agents of Agent and Lenders shall exercise the same degree of care that each Lender exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Lenders in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans provided they have entered into a confidentiality agreement with terms no less restrictive than those set forth herein in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Lender, (v) to Lenders’ accountants, auditors and regulators, and (vi) as Lender may reasonably determine necessary in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Lender when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (b) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

12.10      SPAC Business Combination. The parties hereto agree to negotiate in good faith to amend this agreement as needed permit a SPAC Business Combination on terms acceptable to all such parties provided that all information related thereto requested by Agent or any Lender has been provided by Borrower and provided that any such amendment, including, without limitation, any amendments to the negative covenants set forth in Article 8 of this Agreement, shall be subject to the Agent’s and Lender’s reasonably business judgement.

12.11      Application of Payments and Proceeds. Upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Revolving Loans, all payments and proceeds in respect of any of the Obligations received by the Agent or any Lender under any Loan Document, including any proceeds of any sale of, or other realization upon, all or any part of the Collateral, shall be applied as follows:

first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Agent and/or each L/C Issuer with respect to this Agreement, the other Loan Documents or the Collateral;

second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any other Lender with respect to this Agreement, the other Loan Documents or the Collateral;

third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute, would have accrued on such amounts);

fourth, to the principal amount of the Obligations, including to cash collateralize existing obligations with respect to Letters of Credit in compliance with this Agreement,

fifth, to the Obligations owing to any counterparty in respect of any Lender Hedging Agreement;

sixth, to any other Obligations owing to the Agent or any other Lender under the Loan Documents; and

seventh, to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (b) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

12.12	Adjustments; Set-off.

(a)           If any Lender (a “benefitted Lender”) shall at any time exercise any set-off right or receive any payment of all or part of its Revolving Loans, or its participations in Letters of Credit, or interest thereon, or fees, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to bankruptcy or insolvency proceedings or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Loans, its participation in Letters of Credit, or interest thereon, or fees, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Revolving Loans or fees, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans or its participation in Letters of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, provided that, for the avoidance of doubt but subject to the foregoing provisions of this Section 12.12(a), any Lender shall have the right (without further consent of the Borrower, the Agent or any other Lender), exercisable upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and appropriate and apply against any such Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof or bank controlling such Lender to or for the credit or the account of the Borrower.

(b)           In addition to any rights and remedies of the Agent provided by law, the Agent shall have the right (without further consent of the Borrower or any other Lender), exercisable upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and appropriate and apply against any such Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Agent or any branch or agency thereof or bank controlling the Agent to or for the credit or the account of the Borrower.

12.13	Taxes.

(a)           All sums payable by or on behalf of any Loan Party under the Loan Documents shall, except to the extent required by applicable law, be paid free and clear of, and without any deduction or withholding on account of, any Taxes. If any Loan Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by applicable law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Loan Party to the Agent or any Lender (which term for purposes of this Section 12.13 shall include any L/C Issuer and any assignee of a Lender, L/C Issuer) under any of the Loan Documents: (i) such Loan Party or other withholding agent shall be entitled to make such deduction or withholding; (ii) if a Loan Party is the applicable withholding agent, the applicable Loan Party shall timely pay any such Tax to the relevant Governmental Authority in accordance with applicable law; and (iii) in the case of Indemnified Taxes, the sum payable by such Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment, the Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made.

(b)           The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Within thirty (30) days after the due date of payment of any Tax which it is required by this Section 12.13 to pay, if a Loan Party is the applicable withholding agent, such Loan Party shall deliver to the Agent the original or certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment or other evidence reasonably satisfactory to the Agent of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority.

(d)           The Loan Parties shall jointly and severally indemnify the Agent and each Lender, within ten (10) days after demand therefor, for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 12.13) payable or paid by the Agent or any such Lender or any of their respective Affiliates arising in connection with payments made under any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, prepared in reasonable detail shall be conclusive absent manifest error. Any such certificate must be provided within six (6) months of incurrence of such tax liability by the Agent or Lender.

(e)           Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of such Loan Party to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (c).

(f)                 The Loan Parties’ obligations under this Section 12.13 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Loan Commitments, the expiration of the Letters of Credit and the repayment, satisfaction or discharge of all Obligations.

13.	AGENT

13.1         Appointment and Duties. For the avoidance of doubt and notwithstanding anything else herein:

(a)           Each Lender hereby appoints Agent (together with any successor Agent) as agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.

(b)           Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the other Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents, and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Lenders with respect to any Obligation in any Insolvency Proceeding or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Lender for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Loan Documents, applicable law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent, Lenders for purposes of the perfection of Liens with respect to any deposit account maintained by a Loan Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)           Under the Loan Documents, Agent (i) is acting solely on behalf of Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

13.2         Binding Effect. Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent in accordance with the provisions of the Loan Documents and (ii) the exercise by Agent of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of Lenders.

13.3	Use of Discretion.

(a)           Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise; provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable requirement of law.

(b)           Agent shall provide copies of the various deliverables provided to it by the Borrower pursuant to clauses 5.6, 5.12, 6.2 hereof to the other Lenders; provided that Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity other than its capacity as Agent hereunder.

(c)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all Lenders; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising set-off rights in accordance with the terms hereof or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or other debtor relief law.

13.4         Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender), provided that Agent shall be liable for all acts or failures to act of any such Person to the same extent as Agent would be if Agent performed such action. Any such Person shall benefit from this Article 13 to the extent provided by Agent.

13.5	Reliance and Liability.

(a)           Agent may, without incurring any liability hereunder, (i) treat the payee of any note issued hereunder as its holder until such note has been assigned in accordance with the terms of this Agreement, (ii) rely on the Register, (iii) consult with any advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)           None of Agent and its officers, employees, affiliates or agents shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, each Borrower and each other Loan Party hereby waive and shall not assert (and each Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment of Agent or, as the case may be, such officers, employees, affiliates or agents (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.

(c)           Each Lender (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of Loan Parties and (ii) agrees that is shall not rely on any audit or other report provided by Agent.

13.6         Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the term “Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender.

13.7         Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of Agent or any of its Related Persons, except to the extent of any costs and expenses resulting from the gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment of Agent or, as the case may be, such officers, employees, affiliates or agents (each as determined in a final, non-appealable judgment by a court of competent jurisdiction).

13.8	Expenses; Indemnities.

(a)            Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b)           Each Lender further agrees, within thirty (30) days after demand therefor, to indemnify Agent (to the extent not reimbursed by any Loan Party), severally and ratably, from and against liabilities that may be imposed on, incurred by or asserted against Agent in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing except to the extent of liabilities resulting from the gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment of Agent or, as the case may be, such officers, employees, affiliates or agents (each as determined in a final, non-appealable judgment by a court of competent jurisdiction). A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent demonstrable error. Each Lender hereby authorizes Agent to apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this Section 13.8(b).

13.9	Resignation of Agent.

(a)           Agent may resign at any time by delivering notice of such resignation to Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 13.9. If Agent delivers any such notice, Lenders shall have the right to appoint a successor Agent. If, after thirty (30) days after the date of retiring Agent’s notice of resignation, no successor Agent has been appointed by Lenders that has accepted such appointment, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent from among Lenders.

(b)           Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

13.10      Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs Agent to release or subordinate the following:

(a)           any Subsidiary of Borrower from its guaranty of any Obligation if all of the equity interests of such Subsidiary are sold or transferred in a transaction permitted by the Loan Documents; and

(b)          any Lien held by Agent for the benefit of Lenders against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Loan Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any property subject to a Lien permitted under clause (n) of the definition of Permitted Lien and (iii) all of the Collateral and all Loan Parties, upon termination of the Revolving Line or the occurrence of the Revolving Maturity Date.

Each Lender hereby directs Agent, and Agent hereby agrees, upon receipt of notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 13.10.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CUE HEALTH INC. as Borrower

By:	/s/ Ayub Khattak
Name: Ayub Khattak
Title: President, Chief Executive Officer, Secretary and Treasurer

Signature Page to Loan and Security Agreement

EAST WEST BANK as Agent and Lender

By:	/s/ Maytal Shainberg
Name: Maytal Shainberg
Title: Senior Vice President

Signature Page to Loan and Security Agreement

COMERICA BANK as Lender

By:	/s/ Robert Hernandez
Name: Robert Hernandez
Title: SVP, Group Manager

SILICON VALLEY BANK as Lender

By:	/s/ R. Michael White
Name: R. Michael White
Title: Head of BD, SVB LS&HC

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising “accounts,” as such term is defined in Section 9102 of the Code, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), general intangibles, payment intangibles, chattel paper (including electronic chattel paper) and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or inventory (including, without limitation, the licensing of digital content, software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances or issuance of a Letter of Credit under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Borrower State” means Delaware, the state under whose laws Borrower is organized. “Borrower’s Books” means all of Borrower’s books and records including: ledgers;

records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California or the State of New York are authorized or required to close.

“Cash” means Unrestricted Cash and Cash Equivalents that are not subject to any Lien other than Lien under the Loan Documents.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or

(ii)    issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily- marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar- denominated time deposit, certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any Lender or any commercial bank that is, in each case, rated investment grade by both S&P and Moody’s, (e) interests in any money market fund registered under the Investment Company Act of 1940 that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of [**] Dollars ($[**]) and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States, and (f) other cash equivalents determined by the Agent to have a risk equivalent to items rated at least “A-1” by S&P or “P-1” by Moody’s and otherwise acceptable from time to time to the Agent; provided, however, that the maturities of all obligations specified in any of clauses (a) through (d) above shall not exceed 365 days.

Exhibit A – Page 1

“Cash Management Obligations” means the obligations of the Loan Parties to the Agent or any Lender under one or more credit cards, debit cards, cash management agreements, deposit account agreements, treasury agreements, sweep agreements or similar agreements pertaining to cash management services.

“Change in Control” shall mean a transaction in which any “person” or “group” (other than Borrower’s existing investors) (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chief Executive Office State” means California, where Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

Exhibit A – Page 2

“Collateral” means all of Borrower’s right, title and interest in and to the property described on Exhibit B attached hereto and all Intellectual Property Collateral except to the extent (i) any such property is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer remains in place and is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code) provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the equity interests of a controlled foreign corporation (as defined in the IRC), in excess of such amount of the voting power of all classes of equity interests of such controlled foreign corporations entitled to vote as would result in materially adverse tax consequences to the Loan Parties if such amount was included as Collateral hereunder, (iv) is an intent-to-use trademark, or (v) is an asset as to which the costs of creating or perfecting a security interest or pledge exceeds the benefit to Agent and Lenders to be obtained therefrom, as determined by Agent from time to time; provided that in no case shall the definition of “Collateral” exclude any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment.

“Collateral State” means the state or states where the Collateral is located, which is California.

“Collection Account” has the meaning set forth in Section 4.4.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnity obligations entered into in connection with any acquisition or any disposition permitted hereunder. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Credit Extension” means each Advance or any other extension of credit by Lenders to or for the benefit of Borrower hereunder.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Exhibit A – Page 3

“Disqualified Stock” means any equity, stock or stock equivalent which, by its terms, or upon the happening of any event or condition (a) matures or is mandatorily redeemable or redeemable at the option of the holder thereof (in whole or in party) on or prior to the date that is ninety-one (91) days following the Revolving Maturity Date, (b) is convertible into or exchangeable for debt securities, any equity, stock or stock equivalents described in clause (a), in each case, at any time on or prior to the date that is ninety (90) days following the Revolving Maturity Date, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations (other than unasserted claims of contingent indemnification obligations) are paid in full.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Agent set forth in Section 5.3; provided, that, subject to Section 12.6, Agent may change the standards of eligibility by giving Borrower prior written notice. Unless otherwise agreed to by Agent, Eligible Accounts shall not include the following:

(a)                Accounts that the account debtor has failed to pay in full (i) within ninety (90) days of invoice date or (ii) within sixty (60) days of the original due date;

(b)                credit balances over ninety (90) days;

(c)                Accounts with respect to an account debtor [**] percent ([**]%) of whose Accounts the account debtor has failed to pay (i) within ninety (90) days of invoice date or (ii) within sixty (60) days of the original due date;

(d)               Account with respect to an account debtor whose total obligations to Borrower exceed [**] percent ([**]%) of all Accounts, except as approved in writing by Agent and Agent has approved Accounts owing from the U.S. Department of Defense and the U.S. Department of Health & Human Services to exceed such percentage;

(e)                Accounts with respect to which the account debtor does not have its principal place of business in the United States;

(f)                 Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for (i) Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727), (ii) Accounts owing from the U.S. Department of Defense and the U.S. Department of Health & Human Services pursuant to contracts in place as of the Closing Date, and (iii) Accounts approved by the Required Lenders in writing;

(g)                Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(h)                Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

Exhibit A – Page 4

(i)                  Accounts with respect to which the account debtor is an officer, employee, agent, Subsidiary or Affiliate of Borrower;

(j)                 Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered and unconditionally accepted by the account debtor;

(k)                Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l)                  Accounts the collection of which Agent reasonably determines after inquiry and consultation with Borrower to be doubtful; and

(m)                retentions and hold-backs.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other Governmental Authority pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Accounts” means deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed on or measured by its net income or net profits (however denominated), franchise Taxes imposed on it in lieu of net income Taxes and branch profits Taxes imposed on it, in each case, by any jurisdiction (or any political subdivision thereof) (a) as a result of the recipient being organized under the laws of, or having its principal office located in, or, in the case of any Lender, its applicable lending office in such jurisdiction, or (b) as a result of any other present or former connection between such recipient and such jurisdiction (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Existing Indebtedness” is the Indebtedness of Borrower to Comerica Bank in the aggregate principal outstanding amount as of the Closing Date of approximately [**] Dollars ($[**]) pursuant to that certain Loan and Security Agreement, dated May 18, 2015, entered into by and between Comerica Bank and Borrower.

Exhibit A – Page 5

“Existing Letters of Credit” means, individually and collectively, (a) that certain Irrevocable Standby Letter of Credit No. OSB16721C issued December 20, 2018 by Comerica Bank in the amount of $[**] with BMR-MODA Sorrento, LP as the Beneficiary and Cue Health Inc. as the Applicant, (b) that certain Irrevocable Standby Letter of Credit No. OSB11611C issued December 29, 2016 by Comerica Bank in the amount of $[**] with ARE-SD Region No. 2, LLC as the Beneficiary and Cue Health Inc., formerly known as Cue Inc., as the Applicant, and (c) that certain Irrevocable Standby Letter of Credit No. OSB19688C issued June 3, 2020 by Comerica Bank in the amount of $[**] with ARE-SD Region No. 67, LLC as the Beneficiary and Cue Health Inc. as the Applicant.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government.

“Guarantor” means any Person that has guaranteed the Obligations of Borrower under the Loan Documents pursuant to a document in form and substance satisfactory to Agent in its reasonable discretion.

“Hedging Agreements” means any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit (to the extent not cash collateralized), (b) all obligations evidenced by notes, bonds, debentures or similar instruments (c) all capital lease obligations that have been or required to be accounted for as a capital lease on a balance sheet prepared in accordance with GAAP and (d) all Contingent Obligations, if any.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

Exhibit A – Page 6

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)               copyrights, trademarks and patents;

(b)               Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)               Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)               Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)               All licenses or other rights to use any of the copyrights, trademarks and patents, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)                All amendments, renewals and extensions of any of the copyrights, trademarks and patents; and

(g)               All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“L/C Issuer” means, as applicable (a) in the case of the Existing Letters of Credit, Comerica Bank in its capacity as the issuer of each Existing Letter of Credit and (b) in the case of all other Letters of Credit, East West Bank, in its capacity as the issuer of each such other Letter of Credit.

“Lender Expenses” means all reasonable documented out-of-pocket costs or expenses (including reasonable documented attorneys’ fees and out-of-pocket expenses, generated by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Agent and Lenders’ reasonable documented attorneys’ fees and out-of-pocket expenses (generated by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

Exhibit A – Page 7

“Lender Hedging Agreement” means any Hedging Agreement entered into between (i) the Borrower or any Subsidiary thereof and (ii) the Agent, any Affiliate of the Agent, any Lender, or any Affiliate of any Lender.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended, restated, amended and restated, modified, supplemented or extended from time to time.

“Loan Party” means any Borrower or Guarantor.

“Material Adverse Effect” means (a) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of such Collateral (taken as a whole); (b) any event, change, circumstance, effect or other that either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, has been materially adverse to the to the business, assets, liabilities, results of operations or financial condition of Borrower or prevents or materially delays or materially impairs the ability of Borrower to perform its obligations under this Agreement; or (c) a material impairment of the prospect of repayment of any portion of the Obligations when due, each of the foregoing as determined by the Agent or the Required Lenders in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Negotiable Collateral” means Collateral regarding which a security interest under the Code is or may be perfected by possession or control.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.6 and (b) has been approved by the Required Lenders.

“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Lenders by Borrower pursuant to this Agreement or any other Loan Document, including any and all obligations under Lender Hedging Agreements and any and all Cash Management Obligations, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Lenders may have obtained by assignment or otherwise.

“OFAC” means the Office of Foreign Asset Control of the United States Treasury Department.

Exhibit A – Page 8

“Other Connection Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment at the request of a Loan Party).

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Agent pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Lenders.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower in favor of Lenders arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)	Indebtedness (i) owing by any Loan Party to any other Loan Party, (ii) owing by any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party, and (iii) owing by any Subsidiary that is not a Loan Party to any Loan Party in an amount not to exceed [**] Dollars ($[**]) at any time outstanding;

(d)	Reimbursement obligations in connection with corporate credit cards or in the ordinary course of business;

(e)	Subordinated Debt;

(f)	Indebtedness of any Acquired Subsidiary incurred prior to the date of its acquisition by Borrower in an amount not to exceed [**] Dollars ($[**]);

(g)	Endorsements of negotiable instruments for deposit or collection in the ordinary course of business;

(h)	Indebtedness in an amount not to exceed [**] Dollars ($[**]) in the form of deferred purchase price adjustments, customary indemnification obligations and working capital adjustments and similar obligations (including all seller notes), hold-backs, earn-outs and other contingent payment obligations not yet due and payable in connection with the acquisition of an Acquired Subsidiary, in each case on subordination terms reasonably acceptable to Agent;

Exhibit A – Page 9

(i)	Indebtedness to trade creditors incurred in the ordinary course of business;

(j)	Indebtedness of Borrower secured by a lien described in clause (n) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(k)	Indebtedness with respect to any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement or other agreement or arrangement designed to protect Borrower against fluctuation in interest rates, currency exchange rates or commodity prices maintained with Agent or any Lender (or any of their Affiliates);

(l)	Indebtedness in respect of netting services, overdraft protections and other customary bank products in connection with deposit accounts;

(m)	Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business

(n)	Indebtedness incurred in connection with the financing of insurance premiums, provided, that the Borrower shall not finance more than one (1) year’s premiums at any time;

(o)	Indebtedness, direct or indirect, not otherwise permitted hereunder not to exceed [**] Dollars ($[**]) in the aggregate at any one time outstanding; and

(p)	Extensions, refinancings and renewals of any items of Permitted Indebtedness otherwise permitted by this definition, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, or less favorable to Agent and Lenders, as the case may be.

“Permitted Investment” means:

(a)	Investments existing on the Closing Date disclosed in the Schedule;

(b)	(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-1 or P-1 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Lenders’ certificates of deposit maturing no more than one (1) year from the date of investment therein, (iv) Lenders’ money market accounts and (v) other Cash Equivalents;

Exhibit A – Page 10

(c)	Repurchases of stock from existing, former employees, officers or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed [**] Dollars ($[**]) in any fiscal year, provided that no Event of Default has occurred, is continuing or would immediately exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such existing former employees, officers or directors to Borrower regardless of whether an Event of Default exists;

(d)	Investments of (i) Borrower or its Subsidiaries in Borrower or Subsidiaries that are Guarantors, (ii) Subsidiaries that are not Guarantors in Subsidiaries that are not Guarantors and (iii) Borrower or Subsidiaries that are Guarantors in Subsidiaries that are not Guarantors not to exceed [**] Dollars ($[**]) in the aggregate in any fiscal year;

(e)	Investments not to exceed [**] Dollars ($[**]) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(f)	(i) loans to employees existing on the Closing Date and specified on the Schedule, and (ii) Investments not to exceed an aggregate principal amount of [**] Dollars ($[**]) during the term of this Agreement consisting of loans to employees not in the ordinary course of business;

(g)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)	Investments consisting of deposit or securities accounts, which are maintained in accordance with the terms of this Agreement;

(i)	the formation of a Subsidiary (“Formed Subsidiary”) or (ii) the consensual acquisition of all equity interests in any other entities (each an “Acquired Subsidiary”); provided that Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.7 hereof prior to and after giving effect to such acquisition, no Event of Default shall have occurred or would result from such acquisition or formation and the representations and warranties set forth in the Loan Documents are true and correct in all material respects after giving effect thereto; provided further that, Borrower shall deliver financial information requested by Agent or the Lenders with respect to any Acquired Subsidiary ten (10) Business Days prior to such acquisition; provided that such acquisition shall not be a “hostile” acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the Borrower and the Acquired Subsidiary and shall be in the same line of business as the Borrower or a line of business that is incidental, ancillary or complementary thereto or a natural extension thereof; provided further that any such Formed Subsidiary or Acquired Subsidiary shall become a Guarantor hereunder concurrently with such transaction (for the avoidance of doubt, no entity which becomes a direct or indirect parent or equity holder of Borrower as a result of a SPAC Business Combination shall be required to become a Guarantor) and Borrower shall otherwise comply with the requirements set forth in Section 6.10 of this Agreement with respect to such Formed Subsidiary or Acquired Subsidiary;

Exhibit A – Page 11

(j)	Investments of any Person existing at the time such Person becomes an Acquired Subsidiary of the Borrower, so long as such Investments were not made in contemplation of such Person becoming a Subsidiary and provided that such Investments do not exceed [**] Dollars ($[**]) in the aggregate; and

(k)	Investments not otherwise permitted hereunder not to exceed [**] Dollars ($[**]) in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents or any other Lien in favor of Agent for the benefit of Lenders;

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Agent’s security interests;

(c)	Carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s, suppliers’, utilities or other like Liens arising in the ordinary course of business which are not overdue for a period for more than 10 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d)	Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e)	Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

Exhibit A – Page 12

(f)	Liens affecting the interest of the landlords and licensors (any underlying landlords and licensors) of any real property leased, licensed or occupied by a Borrower or any of their Subsidiaries;

(g)	Liens of a collection bank on items in the course of collection arising under Section 4-208 of the Code or other normal and customary rights of set-off and banker’s liens in favor of banks or other depository institutions arising in the ordinary course of business;

(h)	The title and interests of a lessor or sublessor in and to personal property leased or subleased, in each case, extending only to such personal property and only to the extent such lease or sublease is permitted hereunder;

(i)	Liens on premium refunds and insurance proceeds granted in favor of insurance companies (or their financing affiliates) solely in connection with the financing of insurance premiums permitted hereunder;

(j)	non-exclusive licenses of intellectual property rights in the ordinary course of business that have been disclosed to Agent in writing and are permitted hereunder;

(k)	Precautionary financing statements filed in connection with operating leases permitted by this Agreement;

(l)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(m)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (attachment) or 8.9 (judgments);

(n)	Liens not to exceed [**] Dollars ($[**]) in the aggregate (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(o)	Security deposits securing real estate leases;

(p)	Liens securing Subordinated Debt; and

(q)	Liens attaching solely to cash earnest money deposits in connection with an acquisition of an Acquired Subsidiary as permitted hereunder or an acquisition of property otherwise permitted hereunder.

Exhibit A – Page 13

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)	Inventory of the Borrower in the ordinary course of business;

(b)	Non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property, that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States, in each case, not interfering in any material respect with the business of Borrower or its Subsidiaries;

(c)	Worn-out, surplus or obsolete equipment;

(d)	Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;

(e)	Dispositions or transfers of property by Borrower or any Subsidiary of Borrower that is a Guarantor to Borrower or to another Subsidiary that is a Guarantor;

(f)	Dispositions of cash and cash equivalents in the ordinary course of business;

(g)	Sale, assignment, transfer, disposition or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(h)	sales of common equity of the Borrower for cash that do not cause or result in a Change in Control, provided that such equity is not Disqualified Stock.; and

(i)	Other assets of Borrower or its Subsidiaries that do not in the aggregate exceed [**] Dollars ($[**]) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means, for any particular day, the variable rate of interest, per annum, most recently announced by Agent, as its “prime rate,” whether or not such announced rate is the lowest rate available from Agent.

“Prohibited Territory” means any person or country listed by OFAC as to which transactions between a United States Person and that territory are prohibited.

“Required Lenders” means, unless all of the Lenders and Agent agree otherwise in writing, at any time (x) only one Lender holds the total commitments under this Agreement, such Lender and (y) there is more than one Lender which are not Affiliates, then at least two such Lenders who are not Affiliates who together hold more than [**] percent ([**]%) of the commitments of all Lenders; provided that, for the purposes of this clause (y), the total commitments of the Lenders held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that a Lender and its Affiliates shall be deemed one Lender.

Exhibit A – Page 14

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Line” means revolving Credit Extensions of up to One Hundred Thirty Million Dollars ($130,000,000.00) in aggregate original principal amount at any time outstanding, which may be reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” is defined in Section 2.1(b) hereof.

“Revolving Loan Commitment” means the commitment of a Lender listed below, or in the Assignment and Assumption in the form attached hereto as Exhibit I pursuant to which it becomes a Lender hereunder, to make Credit Extensions and participate in Letters of Credit hereunder, as the same may be adjusted pursuant to the provisions hereof. For the avoidance of doubt, no Lender shall have any liability for the commitment of any other Lender.

Lender	Revolving Loan Commitment	Revolving Loan Commitment Percentage
East West Bank	[**]	[**]
Comerica Bank	[**]	[**]
Silicon Valley Bank	[**]	[**]
TOTAL	$130,000,000.00	100%

“Revolving Loan Commitment Percentage” means, with respect to each Lender, the percentage equivalent of the ratio which such Lender’s Revolving Loan Commitment bears to the Revolving Line.

“Revolving Maturity Date” means February 5, 2023.

“S&P” means S&P Global Ratings, or any successor to its rating agency business.

“Schedule” means the schedule of exceptions attached hereto and approved by Agent, if any.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

Exhibit A – Page 15

“SPAC Business Combination” means any transaction or series of transactions effected pursuant to an agreement or series of agreements entered into by the Borrower with a publicly traded blank check or special purpose acquisition company (“SPAC”), or by the Borrower with a SPAC and/or one or more of such SPAC’s subsidiaries and/or other entities, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other business combination with such SPAC (including, without limitation and for the avoidance of doubt, any such SPAC Business Combination as a result of which the Borrower or any other entity with which the Borrower merges or is otherwise combined in such SPAC Business Combination becomes or otherwise continues as a direct or indirect subsidiary of the SPAC and/or any other new parent entity or entities formed in connection with such SPAC Business Combination) provided that the Borrower is the surviving entity from such merger (and for the avoidance of doubt, a parent or holding entity of Borrower in connection with such SPAC Business Combination need not be a Borrower or Guarantor hereunder), and all of the foregoing in the form contemplated by the letter of intent with respect to the SPAC Business Combination in the form provided to Agent prior to the Closing Date.

“Subordinated Debt” means any debt now or hereafter incurred by any Loan Party that is subordinated in writing to the debt owing by Borrower to Agent and Lenders on terms, including any security therefor, acceptable to Agent and the Required Lenders in their sole discretion.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Unrestricted Cash” means cash that is not subject to any lien or security interest (other than the those granted pursuant to the this Agreement) and that is on deposit with a Lender or its Affiliates in an account that is subject to a perfected security interest in favor of the Agent for the benefit of the Lenders and in respect of which the relevant Loan Party has entered into an account control agreement reasonably satisfactory to the Agent.

Exhibit A – Page 16